Exhibit 10.10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This amendment (this “Amendment”) is entered into as of this 31st day of December, 2008, by and between Atlas Air, Inc., a Delaware corporation (“Atlas”), and John W. Dietrich (the “Employee”).
     WHEREAS, the parties hereto previously entered into an amended and restated employment agreement dated as of September 8, 2006 (the “Employment Agreement”); and
     WHEREAS, in order to, among other things, comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the parties hereto wish to amend the Employment Agreement in accordance with the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. A new sentence is added to the end of Section 1.3 of the Employment Agreement to read as follows:
“Notwithstanding the foregoing, in the event that, as a result of an absence because of mental or physical incapacity or other impairment, the Employee incurs an earlier “separation from service” within the meaning of Section 409A, the Employee shall on such date automatically be terminated from employment with Atlas, and the Employment Period will terminate, as a result of Permanent Disability.”
     2. Section 1.4 of the Employment Agreement is amended in its entirety to read as follows:
     “1.4 “Change of Control” means the acquisition by any person, entity, or “group” (within the meaning of Final Treasury Regulation § 1.409A-3(i)(5)(v)(B), excluding for this purpose any employee benefit plan of Atlas or its affiliates) of beneficial ownership (applying the attribution rules set forth in Final Treasury Regulation § 1.409A-3(i)(5)(iii)) of greater than fifty percent (50%) of the total voting power of the outstanding voting securities of either Atlas or of Atlas Air Worldwide Holdings, Inc. (“Holdings”) entitled to vote generally in the election of directors.”

     3. The first sentence of Section 3.1 of the Employment Agreement is amended in its entirety to read as follows:
     “Atlas will pay Employee a base annual salary (the “Base Annual Salary”) of USD $467,500.00 per annum, payable in semi-monthly installments.”
     4. The penultimate sentence of Section 3.2 of the Employment Agreement is amended in its entirety to read as follows:
“Any bonus paid under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable year, but in no event later than March 15 of the year following the applicable year.”
     5. The second sentence of Section 3.4 of the Employment Agreement is amended in its entirety to read as follows:
     “Atlas reserves the right to discontinue participation in any health insurance plan at any time, provided that Atlas will reimburse the Employee for his cost of obtaining comparable health care benefits for him and his dependents during the Employment Period, which reimbursement will be made by Atlas no later than March 15 of the year following the year in which the expense being reimbursed is incurred, provided that the Employee timely submits any such reimbursement request to Atlas in accordance with procedures established by Atlas from time to time.”
     6. Section 4.2(a) of the Employment Agreement is amended in its entirety to read as follows:
     “(a) If the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, and subject to the Employee’s execution of a general release upon terms and conditions consistent with this Agreement and acceptable to Atlas and Employee, which release must be presented to Employee upon or promptly after termination of the Employment Period, fully executed and become effective before the six-month anniversary of the date on which the Employment Period terminates, then the Employee shall be entitled to receive:
(i)	an amount equal to eighteen (18) months of the Employee’s then-current monthly Base Salary, payable in a lump-sum on the first day of the seventh month following the date on which the Employment Period terminates (the “Lump-Sum Payment Date”);
(ii)	in accordance with Atlas’ Relocation Policy for Executive Homeowners/Renters in effect as of January 1, 2009 (or any subsequent Atlas Relocation Policy that offers essentially the same (or better) benefits as those provided for in the Relocation Policy in effect as of January 1, 2009), (I) reimbursement for reasonable moving expenses actually incurred by the Employee in relocating back to the Chicago, Illinois area, such reimbursement to be made by Atlas no later than the end of the third year following the year in which the Employment Period terminates, and (II) tax gross-up payments that reimburse the Employee for any income taxes that the Employee incurs as a result of the reimbursements made by Atlas under the preceding clause (I), with any such gross-up payment to be made by Atlas no later than the end of the year following the year in which the Employee remits the income taxes that are being grossed up by the applicable payment; and

(iii)	continued coverage for a period of twelve months immediately following the date on which the Employment Period terminates under the health (medical, dental, and vision) and life insurance programs of Atlas (or, if continued coverage under such Atlas programs is not available or practicable, then receive coverage under substantially similar individual health and life insurance policies for such twelve-month period); provided that such coverage will cease immediately in the event the Employee obtains comparable coverage in connection with subsequent employment.
     7. Section 4.2(b) of the Employment Agreement is amended in its entirety to read as follows:
     “(b) Upon the death or Permanent Disability of the Employee during the Employment Period, the Employment Period shall terminate and the Employee’s Base Annual Salary that is accrued for the then-current pay period but unpaid as of the date of such death or Permanent Disability shall be paid to the Employee or the Employee’s personal representative, as applicable. In addition, upon the Permanent Disability of the Employee, the Employee shall be entitled to the compensation, relocation benefits, and benefit coverage set forth in Section 4.2(a) above. Further, upon the death of the Employee, the Employee’s spouse or estate shall be entitled to the compensation and relocation benefits set forth in Sections 4.2(a)(i) and 4.2(a)(ii) above, with the amount under Section 4.2(a)(i) above to be paid by Atlas within ten (10) days immediately following the Employee’s date of death, and the Employee’s spouse and covered dependents shall be entitled to the benefit coverage set forth in Section 4.2(a)(iii) above.
     8. The third sentence of Section 4.2(d)(iii) of the Employment Agreement is deleted in its entirety.
     9. A new Section 4.2(d)(iv) is added to the Employment Agreement to read as follows:
     “(iv) If a reduction is made pursuant to subparagraph (i), such reduction will be made, first, to any post-employment lump-sum payment being made to the Employee under Sections 4.2(a) or 4.2(b) above, or Section 4.2(e) below, and second, if further reductions are still required, to any post-employment benefit coverage being provided to the Employee under such Sections.”
     10. A new Section 4.2(e) is added to the Employment Agreement to read as follows:
     “(e) (i) If, within the twelve-month period immediately following a Change of Control, the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, and subject to the Employee’s execution of a general release upon terms and conditions consistent with this Agreement and acceptable to Atlas and Employee, which release must be presented to Employee upon or promptly after termination of the Employment Period, fully executed and become effective before the six-month anniversary of the date on which the Employment Period terminates, then the Employee shall be entitled to (and not in addition to) the compensation, relocation benefits, and benefit coverage set forth in Section 4.2(a) above, except that the amount of the lump-sum payment under Section 4.2(a)(i) above shall be equal to twenty four (24) months of the Employee’s then-current monthly Base Salary.

     (ii) If, within the six-month period immediately following a termination of the Employment Period by Atlas for reasons other than Cause or by the Employee for Good Reason, a Change of Control occurs, then, in addition to the lump-sum payment set forth in Section 4.2(a)(i) above, the Employee shall receive a lump-sum payment on the Lump-Sum Payment Date equal to six (6) months of the Employee’s then-current monthly Base Salary.”
     11. A new Section 4.2(f) is added to the Employment Agreement to read as follows:
     “(f) Notwithstanding any other provision of this Agreement to the contrary, because the Employee is a “specified employee” (as that term is defined in Section 409A), to the extent that any payment or benefit under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) upon or as a result of a “separation from service” (as defined in Section 409A) and which is not exempt from Section 409A, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit provision will not be made to the Employee during the six-month period immediately following his “separation from service” date. Instead, on the first day of the seventh month following such “separation from service” date, all amounts that otherwise would have been paid or provided to the Employee during that six-month period, but were not because of this provision, will be paid or provided to the Employee, with any cash payment delayed during such six-month period to be made to the Employee in a single lump sum.”
     12. The title of Section 5.3 (“Arbitration”) of the Employment Agreement should be deleted in its entirety and replaced with the title “Disputes,” In addition, the penultimate sentence of the last paragraph of Section 5.3 of the Employment Agreement is deleted in its entirety and replaced with the following six sentences:
     “In any legal proceedings relating to this Agreement, the Parties shall equally divide all costs and expenses incurred in such proceeding and related legal proceedings; provided, however, that the Employee shall, if successful, be entitled to recover all of his costs and expenses (including attorneys’ fees). Any amount payable by Atlas pursuant to the immediately preceding sentence will be paid as follows: (i) if the dispute has not been resolved by the end of any calendar year subsequent to the time that a proceeding relating to such dispute has been commenced, then Atlas shall reimburse the Employee by no later than December 31 of the following calendar year for all costs and expenses (including attorneys’ fees) incurred by the Employee during such calendar year for such proceeding, provided that the Employee will be required to repay such amounts promptly to Atlas upon the resolution of such dispute unless he is successful as to such dispute; and (ii) upon resolution of the dispute, Atlas shall reimburse the Employee by no later than December 31 of the calendar year following the year in which such resolution occurs for all costs and expenses (including attorneys’ fees) incurred by the Employee for such proceeding during the calendar year in which such resolution occurs, but only if the Employee is successful as to such dispute. Notwithstanding the foregoing, in no event will the Employee be reimbursed for any costs or expenses under clauses (i) or (ii) of the immediately preceding sentence later than sixty (60) days after the dispute has been resolved. The reimbursement right set forth in this paragraph shall be limited, to costs and expenses (including attorneys’ fees) incurred during the Employee’s employment with Atlas and during the ten-year period immediately thereafter. Any amount paid by Atlas in any year under this paragraph will not be affected by the amount of any payment made by Atlas pursuant to this paragraph in any other year, and under no circumstances will the Employee by permitted to liquidate or exchange the benefit afforded him in this paragraph for cash or any other benefit. This benefit is subject to the limitations set forth in Section 4.2(f) above.”
     13. Continued Validity of the Employment Agreement. Except as amended and superseded by this Amendment, the Employment Agreement will remain in full force and effect, will continue to bind the parties hereto, and will continue to govern the terms and conditions of the Employee’s continued employment with Atlas. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Amendment will govern.
     14. Amendment Effective Date. This Amendment will become binding and effective on December 31, 2008.
     15. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of law.
     16. Counterparts. This Amendment may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to your Employment Agreement dated September 8, 2006, on the day and year first written above, to be effective as of December 31, 2008.

ATLAS AIR, INC.		JOHN W. DIETRICH

By:	/s/ Adam R. Kokas	/s/ John W. Dietrich
Name: Adam R. Kokas
Title: Senior Vice President,
General Counsel, Chief Human
Resources Officer & Secretary

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